Exhibit 10.13

EXECUTION COPY

AMENDMENT TO LEASE AGREEMENT (Polaris)

THIS AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is dated as of December 31, 2010, by and among HERBST GRANDCHILDREN’S TRUST, a trust governed under the laws of Nevada (“Lessor”), whose address is 5195 Las Vegas Blvd. South, Las Vegas, Nevada 89119, and HERBST GAMING, INC., a Nevada corporation (“Lessee”), whose address is 3440 W. Russell Road, Las Vegas, Nevada 89118.

WHEREAS, Lessor and Lessee have entered into that certain Lease Agreement dated as of November 27, 2002, as amended by that certain Amendment to Lease Agreement dated July 21, 2006 (collectively the “Lease”) with respect to real property and improvements as described in the Lease;

WHEREAS, Lessee is a debtor in a case under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, Lessee and certain of its subsidiaries (collectively, the “Debtors”) have filed a joint plan of reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code, which Plan has been confirmed by order (the “Confirmation Order”) of the Bankruptcy Court docketed on January 14, 2010;

WHEREAS, effective as of dissolution of Lessee pursuant to the Plan, on or after the day that is the third business day after the Effective Date (as defined in the Plan) on which (a) no stay of the Confirmation Order is in effect; (b) all conditions to the Effective Date have occurred or been waived; (c) all governmental and regulatory authorities have approved the transactions contemplated by the Plan; and (d) all other conditions precedent to the Substantial Consummation Date (as defined in the Plan) have been satisfied or waived by the Debtors, Lessor and Lessee desire to amend the terms of the Lease as provided herein;

WHEREAS, capitalized terms not defined in this Amendment have the meanings given to them in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1.             Amendment.  Effective as of the Substantial Consummation Date, Section 27 of the Lease is hereby added as follows:

27.           EARLY TERMINATION:  In the event of a sale, transfer, license or other disposition of all or substantially all of the Lessee’s southern Nevada operating assets (“Sales Event”), the Lessee may terminate this Lease at any time on or after the date of such Sales Event by providing two (2) months’ written notice of intent to terminate this Lease to the Lessor.

2.             Governing Law.  This Amendment shall be governed and construed pursuant to the laws of the State of Nevada.

3.             Entire Agreement.  This Amendment is the entire agreement and supersedes all prior agreements or representations with respect to the transaction contemplated by this Amendment. This Amendment is binding upon the parties hereto, their successors and assigns and shall not confer any rights or remedies to third persons.  This Amendment may not be assigned without the prior written consent of every party hereto, and no amendment or addendum to this Amendment shall be valid unless in writing and signed by all parties hereto.  Any provision found to be invalid or unenforceable shall not affect the remaining terms and provisions of this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment on the date first above written.

HERBST GRANDCHILDREN’S TRUST
a trust governed under the laws of Nevada

By:	/s/ Tim Herbst
Name:	Tim Herbst
Its:	Trustee

HERBST GAMING, INC.
a Nevada corporation

By:	/s/ Troy Herbst
Name:	Troy Herbst
Its:	CEO